June 16, 2026

Dear David,

This letter and your signature below confirm your acceptance of the offer for the position of Executive Vice President and Chief Financial Officer (“CFO”) of NIKE, Inc. (“NIKE” or the “Company”). In your capacity as CFO, you will report directly to me and have all the customary authorities, duties and responsibilities that accompany this position. As discussed, the effective date for this position shall be a date to be mutually agreed upon, which date shall be no later than August 17, 2026 (“Effective Date”) and will be located at the Philip H. Knight campus in Beaverton, Oregon. In addition, the Board will take steps to appoint you as an Executive Officer/Section 16 Officer of the Company.

NIKE, Inc.’s Talent & Total Rewards Philosophy

NIKE’s Talent & Total Rewards Philosophy is designed to attract, develop, and retain highly-talented individuals. Rewards are provided for strong business results and individual performance and are structured to motivate executives to maximize long-term shareholder returns. Our Talent Development philosophy is experience based. In general, an individual’s primary learning is assignment driven and planned by the roles they assume. Our compensation programs are benchmarked to the external market to ensure competitiveness and evaluated to ensure internal equity. With this role, you will be a member of the Senior Leadership Team and your base salary and incentive elements will be administered within the Grade 80 compensation level.

Base Salary

The Company will pay you an annualized base salary of at least $1,450,000, which will be paid on a bi-weekly basis. Your base salary will be reviewed from time to time by the Compensation Committee of the Board of Directors (the “Committee”). Your base salary may be increased from time to time, but shall not be subject to decrease, except as part of a salary reduction applicable to all members of the executive team in materially comparable proportions.

Annual Bonus Compensation

You will be eligible to participate in the NIKE, Inc. Executive Performance Sharing Plan (“PSP”). Participation in the PSP will be in lieu of your participation in the broad-based Performance Sharing Plan. The PSP is an annual discretionary bonus program based upon a percentage of your eligible fiscal year earnings (June 1 - May 31) and is distributed in August if we achieve our company performance goals for the year; this discretionary bonus will vary each year based upon company performance and individual performance, as applicable. Your target PSP percentage is 120% of your eligible fiscal year earnings. For the avoidance of doubt, your FY27 PSP will reflect the entire fiscal year based on the Company’s standard proration methodology and will therefore be calculated on the basis of your full target PSP percentage with no proration. PSP awards are subject to approval by the Committee and the terms and conditions of the plan, a copy of which is filed with the Company’s Annual Report on Form 10-K. NIKE reserves the right to change the PSP at any time.

Annual Long-Term Equity Incentive Compensation

As part of your core compensation package, you will be eligible to receive an annual stock grant comprised of Performance-Based Restricted Stock Units (PSUs), Stock Options, and Restricted Stock Units (RSUs). The target grant value for your role is $11,500,000 and the current mix is 50% PSUs, which generally vest based on achievement of financial goals over the three-year performance period, 25% stock options, and 25% RSUs. The stock options and RSUs vest one-quarter (25%) per year on the anniversary of the date of grant. Both the target value and mix of the annual stock grant will be subject to Committee approval. Also, any grants will be subject to the terms of the stock award agreements approved by the Committee, and the terms of the NIKE, Inc. Stock Incentive Plan (the “Incentive Plan”), as it may be amended from time to time. The annual stock grant is typically made on September 1 each year. Given that your Effective Date will be before September 1, your first annual equity grant will be made on or around September 1, 2026 in accordance with standard timing of the annual grant.

Additional Considerations

In order to make you whole for certain forfeited compensation from your prior roles, you will also receive a certain special, one-time make whole cash awards in connection with your hire.
You will receive a one-time cash award of $7,250,000 (the “New Hire Cash Award”), payable on your first payroll date following the Effective Date.

Additionally you will receive a one-time performance-based cash award with a target value equal to $4,000,000 (the “Performance Cash Award”) subject to the terms and conditions described in the Appendix.
If, within two years following the Effective Date, you voluntarily resign from your employment with NIKE, or you are unable to continue working for NIKE because you are subject to a non-compete agreement that prohibits you from working for NIKE, you will be required to repay the full amount of your New Hire Cash Award and Performance Cash Award (to the extent then paid). For the avoidance of doubt, no repayment of the New Hire Cash Award or Performance Cash Award is required upon an involuntary termination without Cause (as defined in the NIKE, Inc. Stock Incentive Plan) or due to your death or disability. Your acceptance of this offer is an acceptance of this repayment obligation.

Benefits and Other Programs
During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives of the Company generally as may be in effect from time to time, which are generally outlined below (the “Benefit Plans”). Additionally, the Company will pay or reimburse your business expenses incurred in accordance with the policies applicable to senior executives of the Company generally as in effect from time to time. Additional details about specific Benefit Plans can be provided separately.

•Relocation Policy: The Company has contracted Cartus Relocation Management to coordinate and manage all of your authorized relocation benefits under the Company’s relocation policy. At the appropriate time, you will be contacted by a representative of Cartus Relocation Management to review the process and your relocation benefits, including the standard repayment obligations thereunder. Your relocation benefits are subject to the terms and conditions of the relocation policy and detailed in the policy document.

•Benefits: You will be eligible for corporate benefits starting your first day of employment. NIKE offers a highly competitive benefits program, including, but not limited to, medical, dental, vision, paid time off, 401(k) Plan, NIKE will match 100% of your first 5% of your before tax contributions up to the IRS limit. You are 100% vested in the 401(k) Plan at all times.

•Deferred Compensation Plan: You will be eligible to make deferrals under the Deferred Compensation Plan. This non-qualified plan offers several investment options and provides the advantage of tax deferring your PSP bonus as well as a percentage of your salary.

•Executive Financial Services Program: You will be eligible to receive 100% reimbursement of up to $5,000 per calendar year for fees charged by financial service providers for assistance in various areas, including: Tax Planning and Tax Return Preparation, Investment/Financial Planning, Retirement Planning, Estate Planning, and Insurance Planning/Risk Management.

•Executive Travel: All Domestic and International Travel will be quoted and booked in one class above Economy Class (First Class in two class cabin configurations, Business Class in three class cabin configurations). Economy Class is always an option.

•Parking Space: You will be assigned a reserved parking space.

•Executive Severance Pay Plan: You will be eligible for benefits under the Executive Severance Pay Plan upon a qualifying termination.
Stock Ownership Guidelines

As an Executive Officer, you will be subject to stock ownership guidelines that require you to own NIKE, Inc. stock equal to three (3) times your annual base salary within five (5) years of your Executive Officer appointment. Additional information regarding the stock ownership guidelines will be provided under separate cover at the relevant time.

Company Policies

You will be subject to all policies of the Company, including, without limitation, insider trading policies and incentive compensation clawback policies applicable to senior executives of the Company, as each policy is adopted or amended from time to time. Additional details can be provided separately upon request.

Cooperation

You agree (whether during or after your employment with NIKE) to reasonably cooperate with NIKE in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to NIKE and with respect to which you may have relevant knowledge; provided that, in connection with such cooperation, NIKE will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

Notwithstanding the foregoing, nothing in this letter is intended to, and the “Cooperation” clause above will not, (i) preclude you from disclosing or discussing information lawfully acquired about wages, hours or other terms and conditions of employment if used for purposes protected by Section 7 of the National Labor Relations Act such as joining or forming a union, engaging in collective bargaining or engaging in other concerted activity for the mutual aid or protection of employees or (ii) limit your rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and you do not need the Company’s permission to do so. In addition, it is understood that nothing in this letter shall require you to notify the Company of a request for information from any governmental entity or self-regulatory authority or of your decision to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, you recognize that, in connection with the provision of information to any governmental entity or self-regulatory authority, you must inform such governmental entity or self-regulatory authority that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information you came to learn during your service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

Conditions of Offer and Other Offer Terms

This offer, and your acceptance thereof, is contingent upon your acceptance of the Covenant Not to Compete and Non-Disclosure Agreement, attached hereto as Exhibit A (the “Non-Compete Agreement”). You must return a signed copy before the Effective Date.

This offer, and your acceptance thereof, is also contingent upon your agreement to the terms of the Employee Invention and Secrecy Agreement, attached hereto as Exhibit B (the “EISA Agreement”). You must return a signed copy before the Effective Date.

This offer of employment is contingent upon the successful completion of any applicable background investigation and the requisite approvals by the Board and Committee.

Finally, your starting work with NIKE and receipt of certain benefits described in this offer is contingent upon you being free from any legal or contractual commitments that would prevent you from working at NIKE. By accepting this offer, you represent that working in the position of CFO of the Company will not violate any contractual commitments to any prior employer or company. You also acknowledge that prior to your start date, you will have returned all property and documents (including any computer files) belonging to any former employer (other than NIKE) and that you will not use any such property or documents in performing your duties at NIKE. You further acknowledge that you understand your continuing confidentiality obligations to any former employer, as applicable, and that you will honor those obligations.

The Company may withhold from any amounts payable to you under this letter or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

This letter constitutes your offer with NIKE and supersedes all prior oral and written communications. As a part of our agreement, you acknowledge that your employment at NIKE is "at will". This means that you may resign from NIKE or NIKE may end the employment relationship at any time, with or without cause, and with or without notice. In the event of any conflict or inconsistency between the terms of the Non-Compete Agreement or the EISA Agreement and this letter, the terms of this letter will control, and in the event of any conflict or inconsistency between the terms of the Non-Compete Agreement and the EISA Agreement, the terms of the Non-Compete Agreement will control.

This Offer Letter and your employment will be governed by Oregon law, without reference to principles of conflict of laws. This Offer Letter is not a guarantee of employment.

This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same.

Regards,
/s/ Elliott Hill
Elliott Hill
President and CEO
NIKE, Inc.

                    Acknowledged and Agreed

/s/ David Denton June 16, 2026
David Denton             Date

APPENDIX

Performance Cash Award Agreement

1.Grant Terms.

Grant Terms	Grant Details
Target Cash Award	$4,000,000
Grant Date	August 17, 2026 (or such other hire date, if applicable)

2.Vesting. This Performance Cash Award is subject to forfeiture until it vests. Except as otherwise provided herein, your right to receive the Performance Cash Award will vest on December 10, 2027 (the “Scheduled Vesting Date”), subject to your continuous service to the Company from the Grant Date through the Scheduled Vesting Date. Except as otherwise provided herein, the amount of the Performance Cash Award that will actually vest will range from 100% to 200% of the Target Cash Award based on the achievement of the performance targets as set forth in Schedule 1 hereto.
3.Termination of Employment or Service. Except as provided in this Section 3, your right to receive the Performance Cash Award will not vest unless you are employed by or in the service of the Company on the Scheduled Vesting Date and shall have been so employed or provided such service continuously since the Grant Date. For purposes of this Performance Cash Award, you are considered to be employed by or in the service of the Company if you are employed by or in the service of the Company or any parent or subsidiary corporation of the Company (if different from the Company, the “Employer”). If your employment or service with the Company terminates for any reason other than the reasons specified in the subsections below, the unvested portion of the Performance Cash Award shall terminate and be forfeited on the date of such termination.
a)Involuntary Termination without Cause. If your employment or service is involuntarily terminated by the Company or Employer other than due to death, total disability, or Cause (an “Involuntary Termination”), then you will remain eligible to earn a prorated portion (the “Prorated Portion”) of the Performance Cash Award based on actual performance for the Performance Period determined in accordance with the terms set forth in Schedule 1 hereto, and any such earned Prorated Portion will be paid out after the Scheduled Vesting Date (except as otherwise set forth in this Appendix or Schedule 1 hereto) with delivery pursuant to the terms set forth in Section 5 of this Appendix; provided, however, that your eligibility to earn the Prorated Portion pursuant to this Section 3(a) shall be subject to your executing and causing to become irrevocable, within 60 days of such termination, a general waiver and release of claims in the form attached as Appendix II to the Company's Executive Severance Pay Plan (the “Release Requirement”).

For purposes of this Section 3(a), the Prorated Portion is a fraction, (A) the numerator of which equals the number of full or partial months that have elapsed prior to the date of termination, excluding the month in which the Grant Date occurs and (B) the denominator of which equals the total number of months (including partial months) between the month in which the Grant Date occurs and the Scheduled Vesting Date, excluding the month in which the Grant Date occurs, in each case, as determined by the Company in its sole discretion. For clarity, in the event of your Involuntary Termination at any time (i) during the month in which the Grant Date occurs, then the Prorated Portion, expressed as a percentage, will equal 0% or (ii) during the month in which the Scheduled Vesting Date occurs, then the Prorated Portion, expressed as a percentage, will equal 100%. For the avoidance of doubt, in the event that you do not satisfy the Release Requirement (if applicable), then the entirety of the Performance Cash Award will terminate and be forfeited immediately as of the date of termination of your employment or service with the Company.
For purposes of this Performance Cash Award, “Cause” means (A) the failure to substantially perform your reasonably assigned duties with the Company or Employer (other than any such failure resulting from incapacity due to physical or mental illness) as determined in the sole discretion of the Company; (B) commission of any act involving insubordination, fraud, illegality, dishonesty, gross misconduct in the performance of employment duties, or moral turpitude; (C) the breach of any material Company (or subsidiary) policy or code of conduct as may be adopted from time to time; or (D) involvement in activities where such activities violate Company (or subsidiary) policy and places the Company at risk or has or could be detrimental to or reflect unfavorably upon the Company or its reputation, brands, services, or products.
b)Death or Disability. If your employment or service with the Company terminates because of death or total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, and any successor thereto (the “Code”)), the Performance Cash Award will immediately vest based on one hundred percent (100%) achievement.
c)Absence on Leave. Absence on leave or on account of illness or disability under rules established by the Committee shall not be deemed an interruption of employment or service.

4.Clawback. The Company may require you to deliver or otherwise repay to the Company the Performance Cash Award as follows, in addition to any clawback provisions described in your Offer Letter (under the heading “Additional Considerations”):
a)If, during the period of your employment or service with the Company or the Employer (the “Employment Period”) or at any time thereafter, you have committed or engaged in a breach of confidentiality, or an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information of the Company or any of its subsidiaries or otherwise has breached any employee invention and secrecy agreement or similar agreement with the Company or any of its subsidiaries;
b)If, during the Employment Period or at any time thereafter, you have committed or engaged in an act of theft, embezzlement or fraud, breached any covenant not to compete or non-solicitation or non-disclosure agreement or similar agreement with the Company or any of its subsidiaries, or materially breached any other agreement to which you are a party with the Company or any of its subsidiaries;
c)Pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time;
d)Pursuant to the NIKE, Inc. Policy for Recoupment of Incentive Compensation as approved by the Committee and in effect on the Grant Date, or such other policy for clawback or recoupment of incentive compensation as may subsequently be approved from time to time by the Committee; or
e)If, during the Employment Period or the one (1) year period thereafter (the “Restriction Period”), you, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or become employed by, consult for or become connected in any manner with, any business engaged anywhere in the world in the athletic or sports-inspired footwear, athletic or sports-inspired apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of the Company or any of its parent, subsidiaries or affiliated corporations (a “Competitor”); the Company has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor.
5.Payment/Delivery. Except as otherwise provided herein and to the extent earned and vested, the Performance Cash Award shall be paid in a lump sum cash payment, less applicable tax withholdings, on the first standard payroll following the Scheduled Vesting Date. Under no circumstances will the payment occur later than 74 days after any portion of this Performance Cash Award becomes vested.

6.Nontransferability. Your rights under this Performance Cash Award are nonassignable and nontransferable by you, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of your domicile at the time of death.
7.Withholding. The Company may withhold from any amounts payable to you under this Performance Cash Award or otherwise such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.
8.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this Performance Cash Award by electronic means. You hereby consent to receive such documents by electronic delivery.
9.Additional Company Provisions.
a)Amendments. The Company may at any time amend this Performance Cash Award, provided that no amendment that adversely impacts your rights under this Performance Cash Award may be made without your written consent.
b)Committee Determinations. You agree to accept as binding, conclusive and final all decisions and interpretations of the Committee as to the provisions of this Performance Cash Award or any questions arising thereunder or hereunder.
c)Severability. The provisions of this Performance Cash Award are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
d)Governing Law; Attorneys’ Fees. The provisions of this Appendix and Schedule 1 hereto are governed by, and subject to, the laws of the State of Oregon. For purposes of litigating any dispute that arises under this grant, the parties hereby submit to and consent to the exclusive jurisdiction of, and agree that such litigation shall exclusively be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this grant is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.
e)Section 409A. The parties intend that this Performance Cash Award and the benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4) or otherwise. To the extent Section 409A of the Code is applicable to this Performance Cash Award and such benefits, the parties intend that this Performance Cash Award and such benefits comply with the deferral, payout, and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding any other provision of this Appendix or Schedule 1 hereto or any other agreement to the contrary, this Performance Cash Award shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if you are a “specified employee” (as defined in the NIKE, Inc. Deferred Compensation Plan or any subsequent deferred compensation plan of the Company, as in effect from time to time) at the time of a “separation from service” (within the meaning of Section 409A of the Code), any payment contemplated under this Performance Cash Award will be made to you within thirty (30) days following the earlier of (i) the expiration of the six-month period following your separation from service, and (ii) your death, to the extent such delayed payment is otherwise required to avoid a prohibited distribution under Section 409A of the Code. For purposes of Section 409A of the Code, each payment or benefit payable pursuant to this Performance Cash Award shall be treated as a separate payment. Notwithstanding the foregoing, this Performance Cash Award may be amended by the Company at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in this Performance Cash Award shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under this Performance Cash Award, and neither the Company nor any of its affiliates shall under any circumstances have any liability to you or your estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Performance Cash Award, including taxes, penalties or interest imposed under Section 409A of the Code.
10.Additional Provisions
a)No Right to Employment or Service. Nothing herein shall (i) confer upon you any right to be continued in the employment of the Company or the Employer or interfere in any way with the Company's or the Employer’s right, as applicable, to terminate your employment at will at any time, for any reason, with or without Cause, or to decrease your compensation or benefits, or (ii) confer upon you any right to be retained or employed by the Company or the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Company or the Employer. The determination of whether to grant any award is made by the Company in its sole discretion. The grant of the Performance Cash Award shall not confer upon you any right to receive any additional Performance Cash Award or other award.
b)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your receipt of this Performance Cash Award. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your receipt of this Performance Cash Award before taking any action related to this Performance Cash Award.
c)Transfer of Rights and Benefits; Successors. This Performance Cash Award shall be binding upon, and shall inure to the benefit of and be enforceable by, the Company’s successors and assigns. Subject to the restrictions on transfer of this Performance Cash Award, this Performance Cash Award shall be binding upon your heirs, executors, administrators, successors and assigns.
11.Complete Agreement. This Performance Cash Award, including Schedule 1 hereto, and the Offer Letter constitute the entire agreement between you and the Company, both oral and written, concerning the matters addressed herein, and all prior agreements or representations concerning the matters addressed herein, whether written or oral, express or implied, are terminated and of no further effect.